Exhibit 10.4

EXECUTION

CREDIT AGREEMENT

among

MCEI, LLC and MCEV, LLC,

as Borrowers,

MERISEL, INC., MERISEL AMERICAS, INC. and MC 24, LLC

as Corporate Guarantors

and

AMALGAMATED BANK,

as Lender

Dated as of March 1, 2005

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6.5	No Legal Bar	24
6.6	No Material Litigation	24
6.7	No Default	24
6.8	Ownership of Property; Liens	24
6.9	Intellectual Property	24
6.10	No Burdensome Restrictions	25
6.11	Taxes	25
6.12	Federal Regulations	25
6.13	ERISA	25
6.14	Investment Company Act; Other Regulations	26
6.15	Capitalization; Subsidiaries	26
6.16	Security Documents	26
6.17	Accuracy and Completeness of Information	27
6.18	Labor Relations	27
6.19	Insurance	27
6.20	Solvency	27
6.21	Purpose of Loans	28
6.22	Environmental Matters	28
6.23	MCEI Acquisition and MCEV Acquisition	29
6.24	Employment Agreements	29

SECTION 7	CONDITIONS PRECEDENT	29

7.1	Conditions to Initial Loans	29
7.2	Conditions to Each Loan	32

SECTION 8	AFFIRMATIVE COVENANTS	32

8.1	Financial Statements	33
8.2	Certificates; Other Information	33
8.3	Payment of Obligations	34
8.4	Conduct of Business and Maintenance of Existence	34
8.5	Maintenance of Property; Insurance	34
8.6	Inspection of Property; Books and Records; Discussions	35
8.7	Notices	35
8.8	Environmental Laws	36
8.9	Changes to Standards of Eligibility and Reserves	36
8.10	Periodic Audit of Accounts Receivable and Inventory	36
8.11	Additional Collateral; Additional Guarantors	36
8.12	[Reserved]	37
8.13	Further Assurances	37

SECTION 9	NEGATIVE COVENANTS	37

9.1	Financial Condition Covenants	37
9.2	Limitation on Indebtedness	38
9.3	Limitation on Liens	38
9.4	Limitation on Guarantee Obligations	39
9.5	Limitation on Fundamental Changes	39
9.6	Limitation on Sale of Assets	39

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9.7	Limitation on Dividends	40
9.8	Limitation on Investments, Loans and Advances	40
9.9	Limitation on Optional Payments and Modifications of Agreements	40
9.10	Limitation on Transactions with Affiliates	41
9.11	Limitation on Sales and Leasebacks	41
9.12	Limitation on Changes in Fiscal Year	41
9.13	Limitation on Negative Pledge Clauses	41
9.14	Limitation on Lines of Business	41
9.15	Governing Documents	41
9.16	Limitation on Subsidiary Formation	41
9.17	Limitation on Securities Issuances	41

SECTION 10	EVENTS OF DEFAULT	41

SECTION 11	MISCELLANEOUS	44

11.1	Amendments and Waivers	44
11.2	Notices	44
11.3	No Waiver; Cumulative Remedies	45
11.4	Survival of Representations and Warranties	45
11.5	Payment of Expenses and Taxes	45
11.6	Successors and Assigns; Participations	46
11.7	Set–off	46
11.8	Counterparts	46
11.9	Severability	46
11.10	Integration	46
11.11	GOVERNING LAW	47
11.12	Submission to Jurisdiction; Waivers	47
11.13	Acknowledgements	47
11.14	WAIVERS OF JURY TRIAL	47
11.15	Confidentiality	48

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SCHEDULES

Schedule 1.0	Commitment and Applicable Lending Offices
Schedule 1.1	Acquisition Documents
Schedule 1.1(b)	MC24 Acquisition Documents
Schedule 6.4	Consents and Filings
Schedule 6.6	Material Litigation
Schedule 6.15	Subsidiaries
Schedule 6.16	Filing Jurisdictions
Schedule 6.19	Insurance
Schedule 7.1(r)	Employment Agreements
Schedule 9.2	Existing Indebtedness
Schedule 9.3	Existing Liens
Schedule 9.4	Existing Guarantee Obligations

EXHIBITS

Exhibit A-1	Form of Term Note
Exhibit A-2	Form of Revolving Credit Note
Exhibit B	Form of Pledge Agreement
Exhibit C	Form of Security Agreement
Exhibit D	Form of Corporate Guarantee
Exhibit E	[Reserved]
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Opinion of Counsel to the Loan Parties
Exhibit H	Form of Borrowing Base Certificate
Exhibit I-	Form of Collateral Assignment of Rights to Asset Purchase Agreement

ANNEXES

Annex I	Form of Notice of Borrowing
Annex II	[Reserved]
Annex III	Form of Notice of Prepayment

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CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of March 1 2005, among MCEI, LLC, a Delaware limited liability company (“MCEI”), and MCEV, LLC, a Delaware limited liability company (“MCEV”; each of MCEI and MCEV, herein referred to as a “Borrower” and, collectively, as the “Borrowers”), Merisel, Inc., a Delaware corporation (“Merisel”), Merisel Americas, Inc. (“Merisel Americas”), a Delaware corporation (“Merisel Americas”) and MC24, LLC, a Delaware limited liability company (“MC24”; each of Merisel, Merisel Americas and MC24, a “Corporate Guarantor” and, collectively, the “Corporate Guarantors”) and AMALGAMATED BANK, a New York banking corporation (the “Lender”).

RECITALS

The Borrowers have requested that the Lender make loans for the account of the Borrowers as provided herein, and the Lender is willing do so subject to the terms and conditions set forth herein.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Account Control Agreement”: as defined in the Security Agreement.

“Acquisition”: as to any Person, the acquisition by such Person of (a) Capital Stock of any other Person if, after giving effect to the acquisition of such Capital Stock, such other Person would be a Subsidiary, (b) all or substantially all of the assets of any other Person or (c) assets constituting one or more business units of any other Person.

“Acquisition Documents Assignment”: in connection with the MCEI Acquisition and MCEV Acquisition, the Collateral Assignment of Purchase Agreement, if any, to be dated, as of the Closing Date, between the applicable Loan Party and the Lender, in form and substance reasonably satisfactory to the Lender, as the same may be amended, supplemented or otherwise modified from time to time.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Outstanding Revolving Credit Extensions of Credit”: at any time, an amount equal to the aggregate principal amount of all Revolving Credit Loans made by the Lender then outstanding.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Lending Office”: the lending office of the Lender designated for any Loan on Schedule 1.0 hereto (or any other lending office from time to time notified to the Borrowers by the Lender) as the office at which such Loans are to be made and maintained.

“Asset Sale”: any sale, lease or other disposition of property or series of related sales, leases or other dispositions of property (excluding any such sale, leases or other disposition (i) permitted by clauses (b), (c) and (d) of Section 9.6 and (ii) in respect of the Cary Property) which yields gross proceeds to either Borrower or any of the other Loan Parties (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $50,000.

“Available Revolving Credit Commitment”: at any time, an amount equal to the excess, if any, of (a) the amount of the Lender’s Revolving Credit Commitment at such time over (b) the Lender’s Revolving Credit Loans outstanding at such time.

“Base Rate”: for any day, the rate per annum (rounded upward, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest publicly announced by the Lender in New York, New York from time to time as its base rate (the base rate not being intended to be the lowest rate of interest charged by the Lender in connection with extensions of credit to debtors).

“Base Rate Loan”: a loan the rate of interest applicable to which is based upon the Base Rate.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the heading to this Agreement.

“Borrower Acquisitions”: collectively, the MCEI Acquisition and MCEV Acquisition.

“Borrowing Base”: at any time, the sum of (a) 80% of the then Eligible Accounts and (b) 50% of the then Eligible Inventory. The Borrowing Base in effect at any time shall be the Borrowing Base as shown on the Borrowing Base Certificate most recently delivered by the Borrowers pursuant to this Agreement; provided, however, that if the Borrowers shall fail to deliver a Borrowing Base Certificate when required pursuant to Section 8.2(c), the Borrowing Base in effect shall be zero until such Borrowing Base Certificate is delivered.

“Borrowing Base Certificate”: a certificate, substantially in the form of Exhibit H, with appropriate insertions, showing the Borrowing Base as of the date set forth therein, and executed on behalf of the Borrowers by a duly authorized officer thereof.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2 or 3.2 as a date on which the Borrowers request the Lender to make Loans hereunder.

“Business”: as defined in Section 5.22.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cary Property”: any interest in that certain property designated as Lot 1-A, containing 29.192 acres, located in Cary, North Carolina owned or to be owned by Merisel or any of its Subsidiaries.

“Cash Equivalents”: (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of the Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of the Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by the Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control”: at any time on or after the Closing Date, Merisel shall fail to have legal and beneficial title to Capital Stock of either Borrower representing 50.1% or more of the aggregate ordinary voting power or economic interests represented by the issued and outstanding equity securities of such Borrower.

“Class”: as to any Loan, its classification as a Term Loan or Revolving Credit Loan.

“Closing Date”: the date on which the conditions precedent set forth in Section 7.1 shall be satisfied or waived.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property and interests in property of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Assignment of Purchase Agreement”: each of the Collateral Assignment of Rights to Asset Purchase Agreement related to the MCEI Acquisition Agreement executed by MCEI and the other parties to the MCEI Acquisition Agreement, and the Collateral Assignment of Rights to Asset Purchase Agreement related to the MCEV Acquisition Agreement, executed by MCEV and the other parties to the MCEV Acquisition Agreement, substantially in the form of Exhibit I, as the same may be amended, supplemented or otherwise modified from time to time.

“Collateral Certificate”: the collateral certificate to be executed and delivered by each Loan Party in form and substance satisfactory to the Lender, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms and conditions of the Loan Documents.

“Color Edge”: Color Edge, Inc., a New York corporation.

“Color Edge Visual”: Color Edge Visual, Inc., a New York corporation.

“Commitment”: the Term Loan Commitment or the Revolving Credit Commitment.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with either Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes either Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of the Code, Section 414(m) or (o) of the Code.

“Comp24”: Comp24, LLC, a Delaware limited liability company.

“Consolidated Debt Service”: for any period with respect to Merisel and its Subsidiaries, the sum of (i) the amounts deducted for Consolidated Interest Expense of Merisel and its consolidated Subsidiaries in respect of Consolidated Funded Debt in determining Consolidated Net Income of Merisel and its consolidated Subsidiaries for such period, and (ii) the amount of scheduled payments of principal of Indebtedness of Merisel and its consolidated Subsidiaries during such period.

“Consolidated EBITDA”: for any period with respect to Merisel and its Subsidiaries, the sum, without duplication, for such period of (a) Consolidated Net Income of Merisel and its consolidated Subsidiaries for such period, (b) the sum of provisions for such period for income taxes, interest expense, and depreciation and amortization expense used in determining such Consolidated Net Income, (c) amounts deducted in accordance with GAAP in respect of other extraordinary or non-recurring non-cash losses (or minus amounts added in accordance with GAAP in respect of any extraordinary or non-recurring non-cash gains) in determining such Consolidated Net Income; provided, that Consolidated EBITDA shall in any event exclude, from and after the Closing Date, the amount of any non-cash income recognized during any period for which Consolidated EBITDA is determined.

“Consolidated Funded Debt”: at any time, the sum of (a) the aggregate outstanding principal amount of the Term Loans as of such time, (b) the average daily outstanding principal amount of the Revolving Credit Loans during the period of twelve consecutive months most recently ended prior to such time (or, if the period from the Closing Date to such time is less than twelve month, such shorter period) and (c) the outstanding principal amount of all other Indebtedness of Merisel and its Subsidiaries having a scheduled final maturity date of more than twelve months from such time, determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness”: at any time, the aggregate Indebtedness of Merisel and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense”: for any period with respect to Merisel and its Subsidiaries, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption (including, without limitation, imputed interest included in payments under Financing Leases) on a consolidated income statement of Merisel and its consolidated Subsidiaries for such period excluding the amortization of any original issue discount.

“Consolidated Net Income”: for any period with respect to Merisel and its Subsidiaries, the consolidated net income (or deficit) of Merisel and its consolidated Subsidiaries for such period (taken as a cumulative whole), determined in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of Merisel or is merged into or consolidated with Merisel or any Subsidiary of Merisel, (b) the income (or deficit) of any Person (other than a Subsidiary of Merisel) in which Merisel or any Subsidiary of Merisel has an ownership interest, except to the extent that any such income has been actually received by Merisel or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of Merisel to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation, Governing Document or Requirement of Law applicable to such Subsidiary, (d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (e) any aggregate net gain or net loss during such period arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (f) any write-up of any asset, (g) any net gain from the collection of the proceeds of life insurance policies, (h) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of Merisel or any of its Subsidiaries, (i) in the case of a successor to Merisel or any of its Subsidiaries by consolidation or merger or as a transferee of its assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets, and (j) any deferred credit representing the excess of equity in any Subsidiary of Merisel at the date of acquisition over the cost of the investment in such Subsidiary.

“Consolidated Net Worth”: as of any date of determination with respect to each Borrower and the other Loan Parties, all items, which in conformity with GAAP, would be included under shareholders’ or members’ equity on a consolidated balance sheet of such Borrower and such Loan Parties as of such date.

“Consolidated Tangible Net Worth”: as of any date of determination with respect to each Borrower and the other Loan Parties, Consolidated Net Worth as of such date, minus the amount of all intangible assets which in conformity with GAAP would be carried on a consolidated balance sheet of such Borrower and such Loan Parties as of such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corporate Guarantee”: the guarantee to be executed and delivered by each of the Corporate Guarantors, substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.

“Corporate Guarantors”: each of the Persons from time to time parties to the Corporate Guarantee as guarantors; as of the Closing Date, the Corporate Guarantors are Merisel, Merisel Americas, and MC24.

“Credit Exposure”: as to the Lender at any time, the sum of (a) the Revolving Credit Commitment (or, if the Revolving Credit Commitment shall have expired or been terminated, the aggregate unpaid principal amount of the Revolving Credit Loans), and (b) the unpaid principal amount of the Term Loan.

“Debt Service Coverage Ratio”: for any Test Period, the ratio of (i) Consolidated EBITDA for such Test Period minus the provision for income taxes, if any, added in calculating Consolidated EBITDA for such Test Period minus all dividends, distributions and other Restricted Payments made during such Test Period, over (ii) Consolidated Debt Service for such Test Period.

“Default”: any of the events specified in Section 10, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Eligible Accounts”: as to any Borrower, at a particular date, the total outstanding balance of accounts receivable (“Accounts”) of such Borrower, minus (without duplication) the sum of the following as reasonably determined by the Lender: (a) Accounts which are not bona fide, valid and legally enforceable obligations of the obligor in respect thereof that arise from the actual sale and delivery of goods or rendition and acceptance of services to such obligor in the ordinary course of business of such Borrower; (b) Accounts which have not been documented by an invoice in a customary form used by such Borrower and reasonably acceptable to the Lender (it being agreed by the Lender that the invoice forms currently used by such Borrower are acceptable to the Lender); (c) Accounts which contravene, or arise from sales which contravene, any Requirement of Law applicable thereto, where such contravention could be reasonably expected to affect adversely the collectibility or value of such Accounts; (d) Accounts which have been invoiced by such Borrower which have been outstanding and unpaid for 90 days or more from the date of invoice thereof (“Past Due Receivables”); (e) the lesser of (i) Accounts of any obligor which is both a customer of and a vendor to such Borrower and (ii) the amount owing by such Borrower to such obligors; (f) if more than 50% of the Accounts of any obligor constitute Past Due Receivables, the Accounts of such obligor; (g) Accounts which arise from a bill and hold sale prior to the shipment of the goods that are the subject thereof; (h) Accounts of any obligor which is an Affiliate or Subsidiary of such Borrower; (i) Accounts (“Foreign Accounts”) of any obligor which is organized under the laws of a jurisdiction, or is located, outside the United States of America, unless such Accounts have not remained unpaid more than 60 days after the earlier of the date of invoice and the date of shipment of the related goods, and (1) each such Account is supported by a letter of credit in favor of such Borrower approved by the Lender in its reasonable business judgment or by credit insurance reasonably acceptable to the Lender, which letter of credit or credit insurance is subject to a perfected first priority security interest in favor of the Lender or (2) such obligor is, in the reasonable business judgment of the Lender, creditworthy in relation to the amount of credit extended to such customer by such Borrower and has been, prior to the time any trade credit is advanced to such obligor, approved in writing by the Lender; (j) Accounts of the United States of America or any instrumentality thereof, unless such Borrower duly assigns its rights to payment of such Accounts to the Lender pursuant to the Assignment of Claims Act of 1940, as amended from time to time (31 U.S.C. § 3723 et seq.); (k) Accounts which are not denominated and payable in Dollars in the United States of America; (l) Accounts which are not subject to a perfected first priority security interest in favor of the Lender pursuant to the Security Agreement, other than Foreign Accounts meeting the requirements for inclusion set forth in clause (i) of this definition; (m) Accounts which do not conform in all material respects to the representations and warranties contained in the Security Agreement with respect thereto; (n) Accounts of obligors which are the subject of any bankruptcy or insolvency proceeding of any kind (unless such obligor has debtor-in-possession financing or credit support reasonably acceptable to the Lender and such Account (to the extent not covered by credit insurance or supported by a letter of credit in favor of such Borrower) constitutes a post-petition claim against such obligor); and (o) such other Accounts as the Lender, in its reasonable judgment, believes will not be paid in full within 90 days of the date of invoice thereof (as promptly notified by the Lender to such Borrower).

“Eligible Inventory”: as to any Borrower, at a particular date, the aggregate amount of Inventory (as recorded at estimated cost on a basis substantially consistent with past practice in its accounting records), minus (without duplication) the sum of the following, as reasonably determined by the Lender: (a) Inventory which is not owned solely by such Borrower free and clear of all Liens or other rights or claims of any other Person (except in favor of the Lender and except for other Liens permitted under Section 9.3(a) through (e)); (b) Inventory which is not subject to a perfected first priority security interest in favor of the Lender pursuant to the Security Agreement; (c) Inventory consisting of work in process, or raw materials other than paper and film, (d) Inventory which is damaged; (e) Inventory which is allocable to a contract with the United States of America or any instrumentality thereof, unless such Borrower duly assigns its rights to payment for such Inventory to the Lender pursuant to the Assignment of Claims Act of 1940, as amended from time to time (31 U.S.C. § 3723 et seq.); (f) Inventory which constitutes obsolete or slow-moving goods; (g) Inventory which does not conform in all material respects to the representations and warranties contained in the Security Agreement therefor; (h) Inventory which is subject to a negotiable document not in the possession of the Lender; (i) Inventory in transit that has never been located at a facility maintained by such Borrower; and (j) such other Inventory as the Lender, exercising its reasonable judgment, has otherwise determined to be unacceptable because the Lender believes that such Inventory is not readily saleable on the customary terms on which Inventory of such type is usually sold (as notified by the Lender to such Borrower).

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Existing Credit Agreement”: the Credit Agreement, dated as of February 2, 2004, between Color Edge and the Lender, as amended, supplemented, restated or otherwise modified.

“Existing Creditors”: the Lender, as lender under the Existing Credit Agreement, together with all successors, assigns, participants thereof or therewith and other Persons to which any amounts are owed pursuant to the Existing Financing Documents.

“Existing Financing Documents”: the Existing Credit Agreement, all “Loan Documents” (as defined therein), and all other agreements, instruments or documents entered into in connection therewith or pursuant thereto.

“Facility”: each of the Term Loan Facility and the Revolving Credit Facility.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“Governing Documents”: as to any Person, its articles or certificate of incorporation and by-laws, its partnership agreement, its certificate of formation and operating agreement, and/or the other organizational or governing documents of such Person.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: any Person executing and delivering the Corporate Guarantee, or becoming party to the Corporate Guarantee (by supplement or otherwise), pursuant to this Agreement.

“Hedge Agreement”: any interest rate or currency swap, cap or collar agreement or similar arrangement or foreign exchange contract entered into by either Borrower or any of its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above, and (g) for the purposes of Section 10(e) only, all obligations of such Person in respect of Hedge Agreements. The amount of any Indebtedness under (x) clause (e) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the property subject to the relevant Lien and (y) clause (g) shall be the net amount, including any net termination payments, required to be paid to a counterparty rather than the notional amount of the applicable Hedge Agreement.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Interest Payment Date”: the last Business Day of each March, June, September and December, and as to any Loan (other than any Revolving Credit Loan), the date of any repayment or prepayment made in respect thereof.

“Lender”: as defined in the heading hereto.

“Leverage Ratio”: at any time, the ratio of (a) Consolidated Indebtedness of Merisel and the other Loan Parties as of such time to (b) Consolidated EBITDA of Merisel and the other Loan Parties for the Test Period ended at or most recently prior to such time.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

“Loan”: any loan made by the Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Notes, the Corporate Guarantee and the Security Documents.

“Loan Parties”: each Borrower, Merisel, Merisel Americas, MC24 and each of their present and future Subsidiaries.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Loan Parties taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lender hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any Environmental

Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

“MC24”: as defined in the heading to this Agreement and a Corporate Guarantor under this Agreement.

“MC24 Acquisition”: the purchase by MC24 of all of the assets of Comp24 pursuant to the MC24 Acquisition Documents.

“MC24 Acquisition Agreement”: the Asset Purchase Agreement, dated as of December 24, 2004, by and among MC24, Merisel, Comp24, as seller and the members of the seller that are parties thereto.

“MC24 Acquisition Documents”: collectively, the MC24 Acquisition Agreement, the other documents listed on Schedule 1.1(b) to this Agreement under the heading “MC24 Acquisition Documents” and any other documents executed in connection with the MC24 Acquisition.

“MC24 Obligations”: the obligations of MC24 to the Lender, created at any time pursuant to a loan agreement between MC24 and the Lender; provided, however, that such loan agreement shall only be entered into subsequent to the consummation of the MC24 Acquisition.

“MCEI”: as defined in the heading to this Agreement and a Borrower under this Agreement.

“MCEI Acquisition”: the purchase by MCEI of all of the assets of Color Edge pursuant to the MCEI Acquisition Documents.

“MCEI Acquisition Agreement”: the Asset Purchase Agreement, dated as of December 24, 2004, by and among MCEI, Merisel, Color Edge, as seller and the shareholders of the seller that are parties thereto.

“MCEI Acquisition Documents”: collectively, the MCEI Acquisition Agreement, the other documents listed on Schedule 1.1 to this Agreement under the heading “MCEI Acquisition Documents” and any other documents executed in connection with the MCEI Acquisition.

“MCEV”: as defined in the heading to this Agreement and a Borrower under this Agreement.

“MCEV Acquisition”: the purchase by MCEV of all of the assets of Color Edge Visual pursuant to the MCEV Acquisition Documents.

“MCEV Acquisition Agreement”: the Asset Purchase Agreement, dated as of December 24, 2004, by and among MCEV, Merisel, Color Edge Visual, as seller, Photobition, as seller and the shareholders of the sellers that are parties thereto.

“MCEV Acquisition Documents”: collectively, the MCEV Acquisition Agreement, the other documents listed on Schedule 1.1 to this Agreement under the heading “MCEV Acquisition Documents” and any other documents executed in connection with the MCEV Acquisition.

“Merisel”: as defined in the heading to this Agreement and a Corporate Guarantor under this Agreement.

“Merisel Americas”: as defined in the heading to this Agreement and a Corporate Guarantor under this Agreement.

“Multiemployer Plan”: a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and which is subject to Title IV of ERISA.

“Net Cash Proceeds”: with respect to any sale, lease, transfer or other disposition of any property or assets, or the incurrence or issuance of any Indebtedness, or the sale or issuance of any Capital Stock in any Person, or the receipt of any capital contributions, as the case may be, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom only:

(a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees, costs and commissions that, in each case, are actually paid at the time of receipt of such cash to a Person that is not a Subsidiary or Affiliate of any of the Loan Parties or any of their Subsidiaries or Affiliates;

(b) the amount of taxes payable in connection with or as a result of such transaction that, in each case, are actually paid at the time of receipt of such cash to the applicable taxation authority or other Governmental Authority or, so long as such Person is not otherwise indemnified therefor, are reserved for in accordance with GAAP, as in effect at the time of receipt of such cash, based upon such Person’s reasonable estimate of such taxes, and paid to the applicable taxation authority or other Governmental Authority within 180 days after the date of receipt of such cash; and

(c) in the case of any sale, lease, transfer or other disposition of any property or asset, the outstanding principal amount of, the premium or penalty, if any, on, and any accrued and unpaid interest on, any Indebtedness (other than Indebtedness under or in respect of the Loan Documents) that is secured by a Lien on the property and assets subject to such sale, lease, transfer or other disposition and is required to be repaid under the terms of such Indebtedness as a result of such sale, lease, transfer or other disposition, in each case, to the extent that the amounts so deducted are actually paid at the time of receipt of such cash to a Person that is not an Affiliate of any of the Loan Parties or any of their Affiliates;

provided, that any and all amounts so deducted by any such Person pursuant to clauses (a) through (c) of this definition shall be properly attributable to such transaction or to the property or asset that is the subject thereof and provided, further, that if, at the time any of the taxes referred to in clause (b) are actually paid or otherwise satisfied, the reserve therefor exceeds the amount paid or otherwise satisfied, then the amount of such excess reserve shall constitute “Net Cash Proceeds” on and as of the date of such payment or other satisfaction for all purposes of this Agreement and, to the extent required under Section 5.5, the Borrowers shall reduce the Commitments on such date in accordance with the terms of Section 5.5, and shall prepay the Loans outstanding on such date in accordance with the terms of Section 5.5, in an amount equal to the amount of such excess reserve.

“New Lending Office”: as defined in Section 5.12(c).

“Non-Excluded Taxes”: as defined in Section 5.12(a).

“Notes”: the collective reference to the Revolving Credit Note and the Term Note.

“Obligations”: the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans, and all other obligations and liabilities of the Loan Parties to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Notes, the Corporate Guarantee, the Security Documents, any other Loan Documents, and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Lender that are required to be paid by a Loan Party pursuant to the terms of the Loan Documents) or otherwise.

“Over Advance” as defined in Section 5.1(c).

“Participant”: as defined in Section 11.6(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition”: an acquisition of a business whereby (a) Merisel has notified the Lender of such proposed acquisition; (b) the business to be acquired would not subject the Lender to any additional regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Document; (c) no contingent liabilities or Indebtedness will be incurred or assumed in connection with such Permitted Acquisition which could reasonably be expected to have a Material Adverse Effect; and (d) Merisel has delivered to the Lender a certificate of Merisel certifying that no Default or Event of Default then exists or would result after giving effect to the Permitted Acquisition.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Photobition”: Photobition New York, Inc., a Delaware corporation.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement”: the Pledge Agreement to be executed and delivered by the Loan Parties party thereto, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

“Properties”: as defined in Section 6.22.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was the Lender or an affiliate of the Lender.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party with a value in excess of $100,000.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by either Borrower or any of its Subsidiaries in connection therewith which are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to Section 5.6(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which either Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary Guarantor) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets (directly or through the purchase of the Capital Stock of a Person pursuant to an Acquisition) useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets (directly or through the purchase of the Capital Stock of a Person pursuant to an Acquisition) useful in the Borrower’s or any of its Subsidiaries’ business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets (directly or through the purchase of the Capital Stock of a Person pursuant to an Acquisition) useful in such Borrower’s or any of its Subsidiaries’ business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .21, .22, .23, .26, .27 or .28 of PBGC Reg. § 4043.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer and the president of each Borrower or, with respect to financial matters, the chief financial officer of each Borrower.

“Restricted Payments”: as defined in Section 9.8.

“Revolving Credit Commitment”: the obligation of the Lender to make Revolving Credit Loans to the Borrowers pursuant to Section 3.1 in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite the Lender’s name on Schedule 1.0 under the caption “Revolving Credit Commitment” or, as the case may be, in an Assignment and Acceptance, as such amount may be changed from time to time in accordance with the provisions of this Agreement. The original aggregate amount of the Revolving Credit Commitment is $10,000,000.

“Revolving Credit Commitment Period”: the period from and including the date hereof to but not including the Revolving Credit Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Facility”: the Revolving Credit Commitments and the extensions of credit made thereunder.

“Revolving Credit Loans”: as defined in Section 3.1.

“Revolving Credit Note”: as defined in Section 5.4(e).

“Revolving Credit Termination Date”: the third anniversary of the Closing Date.

“Security Agreement”: the Security Agreement to be executed and delivered by the Loan Parties, substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents”: the collective reference to the Account Control Agreements, the Pledge Agreement, the Security Agreement, each Collateral Assignment of Purchase Agreement and all other security documents hereafter delivered to the Lender granting a Lien on any asset or assets of any Person to secure any of the Obligations or to secure any guarantee of any such Obligations.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Specified Hedge Agreement”: any Hedge Agreement entered into by (a) either Borrower or any of its Subsidiaries and (b) any Person that, at the time such Hedge Agreement is entered into, is a Qualified Counterparty.

“Stock Equivalents”: all securities convertible into or exchangeable for Capital Stock and all warrants, options or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness”: collectively, any unsecured Indebtedness of either Borrower: (i) no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to January 31, 2011; (ii) the payment of the principal of and interest on which and other obligations of such Borrower in respect thereof are subordinated to the prior payment in full of the principal of and interest (including post-petition interest) on the Loans and all other obligations and liabilities of the Borrowers to the Lender hereunder on terms and conditions approved in writing by the Lender; (iii) no portion which is guaranteed by any Loan Party unless such Loan Party is a Corporate Guarantor and all Guarantee Obligations in respect of such guarantee of such subordinated Indebtedness are subordinated to the Corporate Guarantee and all other obligations and liabilities of such Corporate Guarantor to the Lender under Loan Documents in the manner and to the extent such subordinated Indebtedness is subordinated to the Loans under subclause (ii) of this definition; and (iv) all other terms and conditions of which are reasonably satisfactory in form and substance to the Lender (as evidenced by its prior written approval thereof).

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Merisel.

“Term Loan”: as defined in Section 2.1.

“Term Loan Commitment”: the obligation of the Lender to make a Term Loan to the Borrowers hereunder pursuant to Section 2.1 in a principal amount equal to the amount set forth opposite the Lender’s name on Schedule 1.0 under the caption “Term Loan Commitment”, or in an Assignment and Acceptance, as such amount may be changed from time to time in accordance with the provisions of this Agreement. The original aggregate amount of the Term Loan Commitments is $2,000,000.

“Term Loan Facility”: the Term Loan Commitments and the Term Loans made thereunder.

“Term Note”: as defined in Section 5.4(e).

“Test Period”: any period of four consecutive fiscal quarters of either Borrower.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in any Notes, any other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrowers and the other Loan Parties not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF TERM LOAN COMMITMENTS

2.1 Term Loan Commitments. Subject to the terms and conditions hereof, the Lender agrees to make a term loan (a “Term Loan”) to the Borrowers jointly and severally on the Closing Date in an amount not to exceed the amount of the Term Loan Commitment of the Lender then in effect. The Term Loan shall at all times be a Base Rate Loan only.

2.2 Procedure for Term Loan Borrowing. The Borrowers shall give the Lender irrevocable notice (in the form of Annex I), which notice must be received by the Lender prior to

10:00 a.m., New York City time on the Closing Date requesting that the Lender make the Term Loan on the Closing Date and specifying (i) the Closing Date and (ii) the amount to be borrowed. The Lender shall on the Closing Date credit the account of the Borrowers on the books of such office of the Lender with the aggregate of the amount of such borrowing and in immediately available funds.

2.3 Repayment of Term Loan. The Borrowers shall pay to the Lender, in accordance with the following table, the principal amount of the Term Loan in 20 consecutive quarterly installments payable on the last day of March, June, September and December of each year, commencing on March 31, 2005, each of which shall be in an amount equal to $100,000 and the last of which, in any event, shall be in an amount equal to the unpaid principal balance of the Term Loan:

Installment	Principal Amount
March 31, 2005	$100,000
June 30, 2005	$100,000
September 30, 2005	$100,000
December 31, 2005	$100,000
March 31, 2006	$100,000
June 30, 2006	$100,000
September 30, 2006	$100,000
December 31, 2006	$100,000
March 31, 2007	$100,000
June 30, 2007	$100,000
September 30, 2007	$100,000
December 31, 2007	$100,000
March 31, 2008	$100,000
June 30, 2008	$100,000
September 30, 2008	$100,000
December 31, 2008	$100,000
March 31, 2009	$100,000
June 30, 2009	$100,000
September 30, 2009	$100,000
December 31, 2009	$100,000, or the unpaid balance

SECTION 3. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

3.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the Lender agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount which would equal the lesser of (i) the amount of the Lender’s Revolving Credit Commitment then in effect, and (ii) the Borrowing Base then in effect. During the Revolving Credit Commitment Period the Borrowers may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Revolving Credit Loans may be Base Rate Loans only.

3.2 Procedure for Revolving Credit Borrowing. The Borrowers may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business

Day in an aggregate principal amount not exceeding the lesser of (A) the aggregate Available Revolving Credit Commitments then in effect and (B) the Borrowing Base then in effect, provided that the Borrowers shall give the Lender irrevocable notice (which notice must be received by the Lender prior to 10:00 a.m., New York City time, one Business Day prior to the requested Borrowing Date), substantially in the form of Annex I, duly completed, specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to $100,000 or a whole multiple thereof (or, if the then Available Revolving Credit Commitments are less than $100,000, such lesser amount). Each such notice of borrowing shall be accompanied by a Borrowing Base Certificate in accordance with Section 8.2(c)(ii). Upon receipt of any such notice from the Borrowers, the Lender will make the amount of the borrowing available to the Borrowers by crediting the account of the Borrowers on the books at the Lender’s office and in immediately available funds.

3.3 Termination or Reduction of Revolving Credit Commitments. The Borrowers shall have the right, upon not less than five Business Days’ notice to the Lender, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding would exceed the Revolving Credit Commitments then in effect. Any such reduction shall be in an amount equal to $100,000 or a whole multiple thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

3.4 Origination Fee. The Borrowers agree to pay to the Lender on the Closing Date from the Loan proceeds a one-time upfront origination fee in an amount equal to 1% of the aggregate amount of the Term Loan Commitment and the Revolving Credit Commitment.

SECTION 4. [RESERVED]

SECTION 5. GENERAL PROVISIONS APPLICABLE TO LOANS

5.1 Interest Rates and Payment Dates.

(a) [Reserved].

(b) Each Loan shall bear interest at a rate per annum equal to the Base Rate.

(c) If any portion of any Revolving Credit Loan required to be prepaid pursuant to Section 5.6(a) is not so prepaid (any such portion, an “Over Advance”), then so long as such Over Advance has not been so prepaid such Over Advance of such Revolving Credit Loan shall bear interest at the rate otherwise applicable thereto pursuant to Section 5.1(b) plus 2% per annum.

(d) Except as otherwise provided in paragraph (c) of this Section, if all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of all Loans and any such overdue interest or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of any such overdue interest or other amount, the rate described in paragraph (b) of this Section with respect to Revolving Credit Loans plus 2%, in each case from the date of such non-payment until such overdue principal, interest or other amount is paid in full (as well after as before judgment).

(e) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section and the overadvance fee payable pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

5.2 [Reserved].

5.3 [Reserved].

5.4 Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby, jointly and severally, unconditionally promise to pay to the Lender (i) the then unpaid principal amount of each Revolving Credit Loan on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 10), and (ii) the principal amount of the Term Loan in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 10). The Borrowers hereby further, jointly and severally, agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 5.1.

(b) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to the Lender resulting from each Loan of the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

(c) The Lender, on behalf of the Borrowers, shall maintain at the address of the Lender referred to in Section 11.2 a register (the “Register”) for the recordation of the addresses of the Lender and the Commitments of, and principal amounts of the Loans owing to, the Lender from time to time, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder from the Borrowers.

(d) The entries made in the Register shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded (absent manifest error) and the Borrowers and the Lender may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary; provided, however, that the failure of the Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to such Borrowers by the Lender in accordance with the terms of this Agreement. Any assignment of any Loan or other obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(e) The Borrowers agree that the Borrowers will execute and deliver to the Lender a promissory note of the Borrowers evidencing the Term Loan or Revolving Credit Loans, as the case may be, of the Lender, substantially in the forms of Exhibit A-1 or A-2, respectively, with appropriate insertions as to date and principal amount (a “Term Note” or “Revolving Credit Note”, respectively).

5.5 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Lender (in the form of Annex III), prior to 12:00 noon, New York City time, specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 5.13 and, in the case of prepayments of the Term Loans only, accrued interest to such date on the amount prepaid. Partial prepayments of the Term Loans pursuant to this Section shall be applied to the installments of principal thereof in the inverse order of their scheduled maturities. Amounts prepaid on account of the Term Loans may not be reborrowed. Partial prepayments pursuant to this Section shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

5.6 Mandatory Prepayments.

(a) Subject to Section 5.12, if on any date on which a Borrowing Base Certificate is delivered pursuant to Section 8.2(c), the Aggregate Outstanding Revolving Credit Extensions of Credit exceeds the Borrowing Base, the Borrowers shall prepay the Revolving Credit Loans in an amount equal to the amount of such excess no later than the fifth Business Day immediately following the date of delivery of such Borrowing Base Certificate.

(b) Subject to Section 5.12, if on any date the Aggregate Outstanding Revolving Credit Extensions of Credit of the Lenders exceeds the Revolving Credit Commitment, the Borrowers shall prepay the Revolving Credit Loans in an amount equal to the amount of such excess within five Business Days of receiving notice of such event from the Lender.

(c) If on any date either Borrower or any of the other Loan Parties shall receive Net Cash Proceeds from (i) any incurrence of Indebtedness by such Borrower or any of the other Loan Parties, other than Indebtedness permitted pursuant to Section 9.2, then 100% of such Net Cash Proceeds shall be applied on such Business Day toward the prepayment of the Term Loan and the reduction of the Revolving Credit Commitments as set forth in Section 5.6(e), or (ii) any sale or issuance of Capital Stock (other than any sale or issuance of Capital Stock by Merisel) or receipt of any capital contribution by either Borrower or any of the other Loan Parties (other than Merisel), then 100% of such Net Cash Proceeds shall be applied on such Business Day toward the prepayment of the Term Loan and the reduction of the Revolving Credit Commitments as set forth in Section 5.6(e).

(d) If on any date either Borrower or any of the other Loan Parties shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof within 30 Business Days thereafter, 100% of such Net Cash Proceeds shall be applied on such 30th Business Day toward the prepayment of the Term Loan and the reduction of the Revolving Credit Commitments as set forth in Section 5.6(e); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loan and the reduction of the Revolving Credit Commitments as set forth in Section 5.6(e).

(e) Amounts prepaid pursuant to this Section 5.6 (other than Section 5.6(a) and (b)) shall be applied first, to the installments of principal of the Term Loans until paid in full and, second, to the reduction of the Revolving Credit Commitment and, to the extent that after giving effect to such reduction of Revolving Credit Commitment the Aggregate Outstanding Revolving Credit Extensions of Credit of the Lender exceed the Revolving Credit Commitment, to the prepayment of the Revolving Credit Loans. Prepayments of installments of the Term Loan shall be applied pro rata as to each installment and such amounts so prepaid may not be reborrowed.

(f) Any prepayment of Loans and/or reduction of Commitments pursuant to this Section, and the rights of the Lender in respect thereof, are subject to the provisions of Section 5.9.

5.7 Computation of Interest and Fees.

(a) Interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Any change in the interest rate on a Loan shall become effective as of the opening of business on the day on which such change becomes effective. The Lender shall as soon as practicable notify the Borrowers of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers in the absence of manifest error.

5.8 [Reserved].

5.9 Payments. All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Lender, at the Lender’s office specified herein, in Dollars and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

5.10 [Reserved].

5.11 Requirements of Law.

(a) If the Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Borrowers shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

(b) If the Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrowers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section reasonably submitted by the Lender to the Borrowers shall be conclusive in the absence of manifest error. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.12 Taxes.

(a) All payments made by the Borrowers under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes imposed in lieu of net income taxes imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Documents). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Lender hereunder or under any Note, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to the Lender if it is not organized under the laws of the United States of America or a state thereof and the Lender fails to comply with the requirements of clause (b) of this Section. Whenever any Non-Excluded Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Lender a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fail to remit to the Lender the required receipts or other required documentary evidence, the Borrowers shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) In addition, the Borrowers agree to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or under any Note, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(c) Nothing contained in this Section 5.12 shall require the Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

5.13 [Reserved].

5.14 Lending Offices; Change of Lending Office.

(a) Loans made by the Lender shall be made and maintained at the Lender’s Applicable Lending Office.

(b) The Lender agrees that if it makes any demand for payment under Section 5.11 or 5.12(a) it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrowers to make payments under Section 5.11 or 5.12(a).

5.15 Joint and Several Liability of the Borrowers. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Obligations under this Agreement and the other Loan Documents. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of Borrower without preference or distinction between them. If and to the extent that either Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each event the other Borrower will make such payment with respect to, or perform, such Obligations.

The provisions of this Section 5.15 are made for the benefit of the Lender and its successors and assigns and may be enforced by them from time to time against either or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lender or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against the other Borrower or to exhaust any remedies available to it or them against the other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 5.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Lender with respect to any of the Obligations or any Collateral until such time as all of the Obligations have been paid in full in cash. Any claim which either Borrower may have against the other Borrower with respect to any payments to the Lender hereunder or under any of the other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Borrower hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Borrower under applicable federal and state laws relating to the insolvency of debtors.

SECTION 6. REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans, each of the Borrowers and the other Loan Parties hereby represent and warrant to the Lender that:

6.1 Financial Condition.

(a) The consolidated balance sheet of Merisel and each of its Subsidiaries as at December 31, 2003 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by Deloitte and Touche, copies of which have heretofore been furnished to the Lender, are complete and correct and present fairly the consolidated financial condition of Merisel and each of its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of Merisel and each of its Subsidiaries as at June 30, 2004 and the related unaudited consolidated statements of income and of cash flows for the nine-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to the Lender, are complete and correct and present fairly the consolidated financial condition of Merisel and each of its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither Merisel nor any Subsidiary of Merisel had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto. During the period from June 30, 2004 to and including the date hereof, except as disclosed to the Lender, there has been no sale, transfer or other disposition by Merisel or any of its Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of Merisel and its Subsidiaries at June 30, 2004.

(b) The combined balance sheet of Color Edge, Color Edge Visual and Photobition as at December 31, 2003 and the related combined statements of income and of cash flows for the fiscal year ended on such date, reported on by Weinick Sanders Leventhal & Co., LLP, copies of which have heretofore been furnished to the Lender, are complete and correct and present fairly the combined financial condition of Color Edge, Color Edge Visual and Photobition as at such date, and the combined results of their operations and their combined cash flows for the fiscal year then ended. The unaudited combined balance sheet of the Borrower, Color Edge Visual and Photobition as at September 30, 2004 and the related unaudited combined statements of income and of cash flows for the nine-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to the Lender, are complete and correct and present fairly the combined financial condition of Color Edge, Color Edge Visual and Photobition as at such date, and the combined results of their operations and their combined cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither Color Edge, Color Edge Visual nor Photobition had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto. Prior to the consummation of the Borrower Acquisitions, during the period from September 30, 2004 to and including the date of the Borrower Acquisitions, except pursuant to the Borrower Acquisitions, there has been no sale, transfer or other disposition by any of Color Edge, Color Edge Visual or Photobition of any material part of its business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of Color Edge, Color Edge Visual and Photobition at September 30, 2004.

6.2 No Change. Since June 30, 2004 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

6.3 Existence; Compliance with Law. Each of the Borrowers and the other Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which any such Loan Party is a party other than those set forth on Schedule 6.4, all of which consents, authorizations, filings and notices have been duly made and are in full force and effect. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of each Loan Party. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

6.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which each Loan Party is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Lender).

6.6 No Material Litigation. Except as listed on Schedule 6.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

6.7 No Default. Except for any defaults associated with matters listed on Schedule 5.6, neither Borrower nor any of the other Loan Parties is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

6.8 Ownership of Property; Liens. Each Borrower and the other Loan Parties has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 9.3.

6.9 Intellectual Property. Each Borrower and each of the other Loan Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by each Borrower and the other Loan Parties does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of either Borrower or any of the other Loan Parties could reasonably be expected to have a Material Adverse Effect.

6.11 Taxes. Each Borrower and the other Loan Parties has filed or caused to be filed all tax returns which, to the knowledge of such Borrower and the other Loan Parties, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower or such other Loan Party, as the case may be); no tax Lien has been filed, and, to the knowledge of each Borrower and the other Loan Parties, no claim is being asserted, with respect to any such tax, fee or other charge.

6.12 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, or for any purpose which violates, or which would be inconsistent with, the provisions of the regulations of such Board of Governors. If requested by the Lender, each Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U.

6.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan (other than a Multiemployer Plan or a multiemployer welfare plan maintained pursuant to a collective bargaining agreement) has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred (other than a termination described in Section 4041(b) of ERISA with respect to which neither Borrower has incurred any liability (i) to the PBGC or (ii) in excess of $0), and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. Except to the extent that any such excess could not have a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more than $0. Neither the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and, to the knowledge of either Borrower, such Borrower would not become subject to any material liability under ERISA if such Borrower or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of either Borrower, no such Multiemployer Plan is in Reorganization or Insolvent. Except to the extent that any such excess could not have a Material Adverse Effect, the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of each Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) other than such liability disclosed in the financial statements of such Borrower does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an annual amount in excess of $0.

6.14 Investment Company Act; Other Regulations. Each Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Each Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

6.15 Capitalization; Subsidiaries. Schedule 6.15 sets forth the name of each Loan Party and each direct or indirect Subsidiary thereof, its form of organization, its jurisdiction of organization, the total number of issued and outstanding shares or other interests of Capital Stock thereof, the classes and number of issued and outstanding shares or other interests of Capital Stock of each such class, the name of each holder of Capital Stock thereof and the number of shares or other interests of such Capital Stock held by each such holder and the percentage of all outstanding shares or other interests of such class of Capital Stock held by such holders. All outstanding Capital Stock of each Loan Party is free and clear of all Liens, and is duly authorized, validly issued, fully paid and nonassessable. As of the Closing Date, except as set forth on Schedule 6.15, (i) none of the Loan Parties has issued any securities convertible into, or options or warrants for, any common or preferred equity securities thereof and (ii) there are no agreements, voting trusts or understandings binding upon any of the Loan Parties with respect to the voting securities of any of the Loan Parties or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto, whether similar or dissimilar to any of the foregoing.

6.16 Security Documents.

(a) The provisions of each Security Document are effective to create in favor of the Lender a legal, valid and enforceable security interest in all right, title and interest of the Loan Party party thereto in the “Collateral” described therein.

(b) (i) When proper financing statements have been filed in the offices in the jurisdictions listed in Schedule 6.16, the Security Agreements shall each constitute a fully perfected Lien on, and security interest in, all right, title and interest of each Loan Party in the “Collateral” described therein, which can be perfected by such filing, subject to no other Liens other than Liens on equipment permitted under Section 9.3(f) or (g).

(ii) When certificates representing the Pledged Stock (as defined in the Pledge Agreement) are delivered to the Lender, together with stock powers or transfer powers, as applicable, endorsed in blank by a duly authorized officer of the pledgors thereof, the Pledge Agreement shall constitute a fully perfected first Lien on, and security interest in, all right, title and interest of the pledgors parties thereto in the “Collateral” described therein.

(c) Neither Borrower nor any other Loan Party owns any property, or has any interest in any property, that is not subject to a fully perfected first priority Lien on, or security interest in, such property in favor of the Lender, other than any such property having an aggregate fair market value at any one time not exceeding $250,000.

6.17 Accuracy and Completeness of Information.

(a) All factual information, reports and other papers and data with respect to the Loan Parties (other than projections) furnished, and all factual statements and representations made, to the Lender by a Loan Party, or on behalf of a Loan Party, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made, complete and correct in all material respects, to the extent necessary to give the Lender true and accurate knowledge of the subject matter thereof in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

(b) All projections with respect to the Loan Parties furnished by or on behalf of a Loan Party to the Lender were prepared and presented in good faith by or on behalf of such Loan Party. No fact is known to a Loan Party which materially and adversely affects or in the future is reasonably likely (so far as such Loan Party can reasonably foresee) to have a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1 or in such information, reports, papers and data or otherwise disclosed in writing to the Lender prior to the Closing Date.

6.18 Labor Relations. No Loan Party is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice compliant pending or, to the best knowledge of each Loan Party and each of its Subsidiaries, threatened against a Loan Party before the National Labor Relations Board which could reasonably be expected to have a Material Adverse Effect and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or threatened; (b) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of each Loan Party, threatened against a Loan Party; and (c) no union representation question existing with respect to the employees of a Loan Party and no union organizing activities are taking place with respect to any thereof.

6.19 Insurance. Each Loan Party has, with respect to its properties and business, insurance covering the risks, in the amounts, with the deductible or other retention amounts, and with the carriers, listed on Schedule 6.19, which insurance meets the requirements of Section 8.5 hereof and Section 5(m) of the Security Agreement as of the date hereof and the Closing Date.

6.20 Solvency. As of the date hereof, the Closing Date, and each other date of determination, after giving effect to the repayment and discharge of all indebtedness and obligations under the Existing Credit Agreement being repaid and discharged on or prior to such date in connection herewith and therewith and after giving effect to the making of the Loans to be made on or prior to such date, (i) the amount of the “present fair saleable value” of the assets of each Borrower and of each Borrower and the other Loan Parties, taken as a whole, will, as of such date, exceed the amount of all “liabilities of such Borrower and of such Borrower and the other Loan Parties, taken as a whole, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of each Borrower and of each Borrower and the other Loan Parties, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of such Borrower and of such Borrower and the other Loan Parties, taken as a whole, on their respective debts as such debts become absolute and matured, (iii) neither Borrower nor each Borrower and the other Loan Parties, taken as a whole, will have, as of such date, an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) each Borrower, and each Borrower and the other Loan Parties, taken as a whole, will be able to pay their respective debts as they mature. For purposes of this Section 6.20, “debt” means “liability on a claim”, “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

6.21 Purpose of Loans. The proceeds of the Term Loan and the Revolving Credit Loans shall be used by the Loan Parties to refinance existing Indebtedness under the Existing Credit Agreement, and for working capital purposes in the ordinary course of business.

6.22 Environmental Matters.

(a) The facilities and properties owned, leased or operated by each Borrower or any of the other Loan Parties (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.

(b) The Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by either Borrower or any of its Subsidiaries (the “Business”) which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof.

(c) Neither Borrower nor any of the other Loan Parties has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does either Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of either Borrower, threatened, under any Environmental Law to which either Borrower or any Loan Party is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of either Borrower or any other Loan Party in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws.

6.23 MCEI Acquisition and MCEV Acquisition. Each Borrower and Merisel hereby represents and warrants that (i) the MCEI Acquisition and the MCEV Acquisition have been consummated on the terms and subject to the satisfaction of all the conditions thereto (or, with respect to any material waiver thereof, the approval of the Lender) as set forth in the MCEI Acquisition Documents and the MCEV Acquisition Documents, as applicable; (ii) each party to the MCEI Acquisition Documents and MCEV Acquisition Documents has performed all of its obligations thereunder; (iii) each Borrower has assumed only the Assumed Liabilities, as defined in the MCEI Acquisition Documents and the MCEV Acquisition Documents, as applicable, including, without limitation, the Existing Financing Documents; (iv) each of the conditions in the MCEI Acquisition Agreement and the MCEV Acquisition Agreement has been satisfied; (v) none of the MCEI Acquisition Documents nor the MCEV Acquisition Documents have been amended, modified, supplemented or waived; (vi) there is no material financial change in the condition of any Loan Party after giving effect to the Borrower Acquisitions; (vii) each of the representations and warranties made by any sellers or any Loan Party in the MCEI Acquisition Documents and the MCEV Acquisition Documents are true and correct as of the Closing Date; and (viii) each of the foregoing representations and warranties in this Section 6 is true and correct in all material respects immediately after giving effect to each of the MCEI Acquisition and the MCEV Acquisition.

6.24 Employment Agreements. Each of the employment agreements and non-competition agreements between either Borrower or Merisel and each Person listed on Schedule 7.1(c) is in full force and effect, and is a valid, binding and enforceable obligation of the parties thereto.

SECTION 7. CONDITIONS PRECEDENT

7.1 Conditions to Initial Loans. The agreement of the Lender to make the initial Loan requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Lender shall have received:

(i) this Agreement, executed and delivered by a duly authorized officer of each Borrower,

(ii) a Term Loan Note of the Borrowers conforming to the requirements hereof and executed by a duly authorized officer of each Borrower,

(iii) a Revolving Credit Note of the Borrowers conforming to the requirements hereof and executed by a duly authorized officer of each Borrower,

(iv) the Pledge Agreement, executed and delivered by a duly authorized officer of each party thereto,

(v) the Corporate Guarantee, executed and delivered by a duly authorized officer of each party thereto,

(vi) the Collateral Certificate, executed and delivered by a duly authorized officer of each Loan Party,

(vii) the Security Agreement, executed and delivered by a duly authorized officer of each party thereto; and

(viii) an Acquisition Documents Assignment with respect to each of the MCEI Acquisition Documents and the MCEV Acquisition Documents, executed and delivered by a duly authorized officer of the relevant Loan Party and other relevant parties to the MCEI Acquisition Documents and the MCEV Acquisition Documents, as applicable.

(b) Concurrent Transactions. All amounts owing to the Existing Creditors under the Existing Financing Documents shall have been, or shall be concurrently with the making of the initial Loans, repaid in full, and any Liens created pursuant to the Existing Financing Documents shall have been or shall, concurrently with the making of the initial Loans, be released, and the Existing Financing Documents shall terminate and be of no further force and effect upon such repayment; in each case pursuant to such payout letters, Lien releases, termination statements, mortgage satisfactions and other documents as the Lender may require, each of which shall be in form and substance satisfactory to the Lender.

(c) Secretary’s Certificates. The Lender shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments, satisfactory in form and substance to the Lender, executed by the President or any Vice President and the Secretary or any Assistant Secretary or sole member of such Loan Party.

(d) Borrowing Base Certificate. The Lender shall have received a Borrowing Base Certificate showing the Borrowing Base as of the Closing Date, with appropriate insertions and dated the Closing Date, satisfactory in form and substance to the Lender, executed by the President or any Vice President of each Borrower.

(e) Organizational Proceedings of the Loan Parties. The Lender shall have received a copy of the resolutions, in form and substance satisfactory to the Lender, of the board of directors or other managers or the consent of the sole member, as the case may be, of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documents, certified by the Secretary or an Assistant Secretary of such Loan Party or of the sole member of such Loan Party as of the Closing Date, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 7.1(d), shall be in form and substance satisfactory to the Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(f) Incumbency Certificates. The Lender shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, which certificate shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 7.1(d), shall be satisfactory in form and substance to the Lender, and shall be executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party.

(g) Corporate Documents. The Lender shall have received true and complete copies of the certificate of incorporation or formation and by-laws or management agreement of each Loan Party, as applicable, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 7.1(d) and shall be in form and substance satisfactory to the Lender.

(h) Good Standing Certificates. The Lender shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Loan Party (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not have a Material Adverse Effect.

(i) Consents, Licenses and Approvals. The Lender shall have received a certificate of a Responsible Officer of each Borrower (i) attaching copies of all consents, authorizations and filings referred to in Section 6.4, and (ii) stating that such consents, licenses and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance satisfactory to the Lender.

(j) Fees. The Lender shall have received an upfront fee in cash in the amount of $120,000.

(k) Legal Opinions. The Lender shall have received the executed legal opinion of Bingham McCutchen, counsel to the Loan Parties. The legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require.

(l) Pledged Stock; Stock Powers. The Lender shall have received, if applicable, the certificates representing the shares or other equity interests of corporations or the membership interests of limited liability companies, as applicable, pledged pursuant to the Pledge Agreement, together with a signed, undated stock or transfer power, as applicable, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof. Each Issuer referred to in the Pledge Agreement shall have delivered an acknowledgement of and consent to such Pledge Agreement, executed by a duly authorized officer of such Issuer, in substantially the form appended to such Pledge Agreement.

(m) Actions to Perfect Liens. The Lender shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Lender, desirable to perfect the Liens created by the Security Documents shall have been completed.

(n) Lien Searches. The Lender shall have received the results of a recent search by a Person satisfactory to the Lender, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of each Loan Party, and the results of such search shall be satisfactory to the Lender.

(o) Audit. The Lender shall have received copies of an audit, in form and substance satisfactory to the Lender, of the accounts receivable and inventory of each Borrower and its Subsidiaries prepared by representatives of Solutions for Management.

(p) Insurance. The Lender shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 8.5 hereof and Section 5(m) of the Security Agreement shall have been satisfied.

(q) Related Agreements. The Lender shall have received true and correct fully executed copies, certified as to authenticity by MCEI, of each of the MCEI Acquisition Documents, and by MCEV, of each of the MCEV Acquisition Documents, each of the financial statements referred to in Section 6.1, certified by a Responsible Officer of each Borrower, and such other documents or instruments (including without limitation, reliance letters from counsel for Merisel and the Borrowers and from counsel for each of the sellers under the MCEI Acquisition Documents and the MCEV Acquisition

Documents, and rendering opinions in connection with the Borrower Acquisitions permitting the Lender to rely upon such opinions as if they were directly addressed to them) as may be reasonably requested by the Lender, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which each Borrower, Merisel, or its Subsidiaries may be a party. Each of the conditions to closing contained in the MCEI Acquisition Documents and the MCEV Acquisition Documents shall have been met, each of the representations and warranties made in the MCEI Acquisition Documents and the MCEV Acquisition Documents by each Loan Party that is a party thereto shall be true and correct, and each of the transactions contemplated by each of the MCEI Acquisition Documents and the MCEV Acquisition Documents shall have been consummated in all respects in a manner reasonably satisfactory in form and substance to the Lender. No material adverse change in the financial condition of any Loan Party shall have occurred after giving effect to the Borrower Acquisitions.

(r) Employment Agreements. The Lender shall have received (i) true and correct copies of employment agreements and non-competition agreements between either Borrower or Merisel and each of the Persons listed on Schedule 7.1(r), all of such agreements to be in form and substance satisfactory to the Lender, and (ii) a certificate of a Responsible Officer of each Borrower certifying as to the authenticity of such agreements and that such agreements have not been amended, supplemented or modified and are in full force and effect.

7.2 Conditions to Each Loan. The agreement of the Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by each Borrower and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

(c) Borrowing Base. In the case of any Revolving Credit Loans requested to be made, the Lender shall have timely received a Borrowing Base Certificate for the most recent period for which such Borrowing Base Certificate is required to be delivered, in accordance with Section 8.2(c).

(d) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, the other Loan Documents shall be satisfactory in form and substance to the Lender, and the Lender shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

(e) Financial Condition. No material adverse change in the financial condition of either Borrower shall have occurred on such date or after giving effect to the Loans requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 7.2 have been satisfied.

SECTION 8. AFFIRMATIVE COVENANTS

The Borrowers and each of the Corporate Guarantors hereby agree that, so long as any of the Commitments remain in effect or any amount is owing to the Lender hereunder or under any other

Loan Document, each Borrower, Merisel and (except in the case of delivery of financial information, reports and notices) each other Corporate Guarantor shall:

8.1 Financial Statements. Furnish to the Lender:

(a) as soon as available, but in any event within 180 days after the end of fiscal year 2004 and within 120 days after the end of each subsequent fiscal year of each Borrower, a copy of the consolidated and consolidating balance sheet of Merisel and its Subsidiaries as at the end of such year and the related consolidated (and with respect to statement of income, consolidating), statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by BDO Seidman or other independent certified public accountants acceptable to the Lender;

(b) as soon as available, but in any event not later than 60 days after the end of each of the first and third quarterly periods of each fiscal year of each Borrower, the unaudited consolidated and consolidating balance sheet of Merisel and its Subsidiaries as at the end of such quarter and the related unaudited consolidated (and with respect to statement of income, consolidating) statements of income and retained earnings and of cash flows of Merisel and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c) as soon as available, but in any event not later than 75 days after the end of the second quarterly period of each fiscal year of each Borrower, the unaudited consolidated and consolidating balance sheet of Merisel and its Subsidiaries as at the end of such quarter and the related unaudited consolidated (and with respect to statement of income, consolidating) statements of income and retained earnings and of cash flows of Merisel and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments), and reviewed pursuant to procedures agreed upon with the Lender by BDO Seidman or other independent certified public accountants acceptable to the Lender;

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

8.2 Certificates; Other Information. Furnish to the Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 8.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Sections 8.1(a), (b) and (c), a certificate of a Responsible Officer (i) stating that, to the best of such Officer’s knowledge, each Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) showing in detail the calculations supporting such Officer’s certification of the Borrower’s compliance with the requirements of Section 9.1(a) through 9.1(d);

(c) (i) within twenty days following the end of each calendar month, a Borrowing Base Certificate showing the Borrowing Base as of the last day of such month, and (ii) concurrently with the delivery of any notice of borrowing pursuant to Section 3.2, a Borrowing Base Certificate showing the Borrower’s Base as of the end of the immediately preceding Business Day, in each case certified as complete and correct by a Responsible Officer;

(d) within twenty days after the end of each month, with respect to the Borrower and each other Loan Party, an accounts receivable aging, accounts payable aging, inventory reports and insurance reports, in each case in reasonable detail and in form reasonably satisfactory to the Lender, and certified by a Responsible Officer of each Borrower as being true and correct;

(e) not later than thirty days prior to the end of each fiscal year of each Borrower, a copy of the projections by such Borrower of the operating budget and cash flow budget of such Borrower and the other Loan Parties for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Officer has no reason to believe they are incorrect or misleading in any material respect;

(f) within five days after the same are sent, copies of all financial statements and reports which each Borrower sends to its stockholders or members, and within five days after the same are filed, copies of all financial statements and reports which such Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(g) during the month of January in each calendar year, a report of a reputable insurance broker with respect to the insurance maintained by each Borrower and the other Loan Parties in accordance with Section 8.5 of this Agreement and Section 5(m) of the Security Agreement, and such supplemental reports as the Lender may from time to time request; and

(h) promptly, such additional financial and other information as the Lender may from time to time reasonably request.

8.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Borrower or its Subsidiaries, as the case may be.

8.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 9.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

8.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability insurance, and, at the option of Merisel, and in its reasonable discretion, accounts receivable and business interruption insurance) as are usually insured against in the same general area by companies engaged in the same or a similar business, which insurance shall name the Lender as lender loss payee, in the case of property or casualty insurance, and as an additional insured, in the case of liability insurance; and furnish to the Lender, upon written request, full information as to the insurance carried.

8.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of such Borrower and the other Loan Parties with officers and employees of such Borrower and the other Loan Parties and with its independent certified public accountants.

8.7 Notices. Promptly (or in the case of clause (g) below, within 30 days) give notice to the Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of such Borrower or any of the other Loan Parties or (ii) litigation, investigation or proceeding which may exist at any time between such Borrower or any of the other Loan Parties and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting such Borrower or any of the other Loan Parties in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

(d) the acquisition by any Loan Party of any property or interest in property (including, without limitation, real property), that is not subject to a perfected Lien in favor of the Lender pursuant to the Security Documents;

(e) the occurrence of any transaction or occurrence referred to in Section 5.6(c), and the receipt of any Net Cash Proceeds or any insurance proceeds as a result thereof (whether or not such Net Cash Proceeds or proceeds are then required to be applied to the repayment of Loans and reduction of Revolving Credit Commitments as specified in Section 5.6(c));

(f) the following events, as soon as possible and in any event within 30 days after such Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or such Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

(g) any development or event which, to the best of the Borrowers’ knowledge, has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action such Borrower proposes to take with respect thereto.

8.8 Environmental Laws.

(a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

8.9 Changes to Standards of Eligibility and Reserves. The Lender shall be entitled to (a) increase the standards of eligibility and establish or increase any reserves under this Agreement on thirty days’ prior written notice to the Borrowers in the event that the most recent audit of accounts receivable and/or inventory of either Borrower and the other Loan Parties conducted pursuant to Section 8.10 was, in the commercially reasonable judgment of the Lender, materially different from historical performance, and (b) increase the advance rates, reduce the standards of eligibility and reduce any reserves under this Agreement, in each case in its reasonable judgment.

8.10 Periodic Audit of Accounts Receivable and Inventory. The Lender shall be entitled to perform a periodic due diligence audit, inspection, test and review of the accounts receivable and inventory of such Borrower and the other Loan Parties on a mutually convenient Business Day once during each calendar year and shall in each case be satisfied in all material respects with the results thereof; provided however, if the Lender in its reasonable judgment is not satisfied that the results of any due diligence inspection, test, and review performed pursuant to this Section 8.10 establish that the Loan Parties’ most recent determination of the Borrowing Base was made in compliance with the applicable provisions of this Agreement, the Lender shall be entitled to perform additional due diligence inspections, tests and reviews of such inventory and accounts receivable on mutually convenient Business Days during the succeeding twelve-month period until the Lender shall be so satisfied; and provided further, that upon the occurrence and during the continuation of an Event of Default, the Lender shall be entitled to perform such additional due diligence audits, inspections, tests and review of such accounts receivable as the Lender shall deem necessary or advisable.

8.11 Additional Collateral; Additional Guarantors.

(a) In the event that either Borrower or any Loan Party acquires any property or interest in property (including, without limitation, real property) other than property made subject to a Lien permitted under Section 9.3(g), that is not subject to a perfected Lien in favor of the Lender pursuant to the Security Documents, such Borrower or such Loan Party shall take such action (including, without limitation, the preparation and filing of mortgages or deeds of trust in form and substance satisfactory to the Lender) as the Lender shall request in order to create and/or perfect a Lien in favor of the Lender on such property.

(b) In the event that either Borrower or any other Loan Party is permitted to acquire or form any additional Subsidiary, such Subsidiary shall execute a guarantee and a security agreement, or supplements to the Corporate Guarantee and the Security Agreement, and the Borrower and/or any Loan Party which is a holder of any Capital Stock of such Subsidiary shall execute such pledge agreements or supplements to the Pledge Agreement, each in form and substance satisfactory to the Lender, and shall take such other action as shall be necessary or advisable (including, without limitation, the execution of financing statements on form UCC-1) in order to perfect the Liens granted by such Subsidiary in favor of the Lender and to effect and perfect the pledge of all of the Capital Stock of such Subsidiary in favor of the Lender. Such Subsidiary shall thereupon become a Guarantor for all purposes under the Loan Documents, including, without limitation, Section 8.11(a) of this Agreement. The Lender shall be entitled to receive legal opinions of one or more counsel to such Borrower and such Subsidiary addressing such matters as the Lender or its counsel may reasonably request, including, without limitation, the enforceability of the guaranty and the security agreement to which such Subsidiary becomes a party and the pledge of the Capital Stock of such Subsidiary, and the creation, validity and perfection of the Liens so granted by such Subsidiary and the Borrower and/or the other Loan Parties to the Lender.

8.12 [Reserved].

8.13 Further Assurances. At any time and from time to time, without expense to the Lender, execute, acknowledge (if appropriate) and deliver, or cause to be executed, acknowledged (if appropriate) and delivered, any and all of such further assurances and other instruments and will take or cause to be taken such other action, as may be reasonably required by the Lender, as necessary to maintain, preserve, safeguard and continue their respective rights and interests hereunder. Each Borrower and the Corporate Guarantors hereby irrevocably authorizes the Lender to file (without such Borrower’s or any Corporate Guarantor’s signature) any financing statement or similar document pursuant to the Uniform Commercial Code as enacted and in force in any jurisdiction within, or subject to, the jurisdiction of the United States and any analogous document under legislation of like import or purpose for the time being in force, in any other country, the filing of which may be reasonably necessary to perfect, protect or continue any of the respective rights of the Lender hereunder and under the Loan Documents.

SECTION 9. NEGATIVE COVENANTS

The Borrowers and each of the Corporate Guarantors hereby agree that, so long as any of the Commitments remain in effect or any amount owing to the Lender hereunder or under any other Loan Document is outstanding, each Borrower shall not, and each Corporate Guarantor shall not, directly or indirectly:

9.1 Financial Condition Covenants.

(a) Leverage Ratio. Permit at any time the Leverage Ratio to be greater than 3.0 to 1.0.

(b) Debt Service Coverage. Permit at any time the Debt Service Coverage ratio to be less than 1.10 to 1.0.

(c) Maintenance of Tangible Net Worth. Permit Consolidated Tangible Net Worth on any date set forth below to be less than the amount set forth opposite such date below:

Date	Amount
December 31, 2005	$10,500,000
December 31, 2006	$11,000,000
December 31, 2007 (and thereafter)	$11,500,000

(d) Debt to Net Worth and Subordinated Debt. Permit, at any time during any period set forth in the table below, the ratio of (i) Consolidated Indebtedness at such time to (ii) the sum of Consolidated Net Worth, to be greater than the ratio set forth opposite such period below:

Period	Ratio
Closing Date to December 31, 2009	0.8 to 1.0

9.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of such Borrower under this Agreement;

(b) Indebtedness of such Borrower to any Corporate Guarantor and of any Corporate Guarantor to the Borrower or any other Corporate Guarantor; provided that such Indebtedness is subordinated to the Obligations in a manner satisfactory to the Lender;

(c) Indebtedness of such Borrower and any of the other Loan Parties incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) in an aggregate principal amount not exceeding as to such Borrower and the other Loan Parties $250,000 at any time outstanding;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 9.2;

(e) Indebtedness of such Borrower created in the ordinary course of business consistent with such Borrower’s past business practices;

(f) Guarantee Obligations permitted pursuant to Section 9.4;

(g) Indebtedness of MC24 to the Lender created at any time pursuant to the MC24 Obligations; and

(h) assumed Indebtedness in connection with any Permitted Acquisition.

9.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Borrower or the other Loan Parties, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Borrower or such Loan Party;

(f) Liens in existence on the date hereof listed on Schedule 9.3, securing Indebtedness permitted by Section 9.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of such Borrower and the other Loan Parties permitted by Section 9.2(c) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased beyond what is permitted by Section 9.2 and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired;

(h) Liens created pursuant to the Security Documents; and

(i) Liens securing the Indebtedness created pursuant to the MC24 Obligations.

9.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

(a) Guarantee Obligations in existence on the date hereof and listed on Schedule 9.4;

(b) the Corporate Guarantee; and

(c) any Guarantee Obligations related to the MC24 Obligations.

9.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

(a) if applicable, any Subsidiary of either Borrower created pursuant to Section 9.16 hereof may be merged or consolidated with or into such Borrower (provided that such Borrower shall be the continuing or surviving corporation); and

(b) if applicable, any wholly owned Subsidiary created pursuant to Section 9.16 may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to such Borrower.

9.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary of any Loan Party, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than such Loan Party or any Subsidiary which is a Corporate Guarantor, except:

(a) the sale or other disposition of obsolete or worn out property in the ordinary course of business; provided that the Net Cash Proceeds of each such transaction in excess of $250,000 per year are applied to the prepayment of the Loans as provided in Section 5.5(d);

(b) the sale or other disposition of any property in the ordinary course of business;

(c) the sale of inventory in the ordinary course of business; and

(d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof.

9.7 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of Merisel) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of Merisel, or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Merisel, or enter into any derivative or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating Merisel or any Loan Party to make payments to such Derivatives Counterparty as a result of any change in value of any such Capital Stock (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions, and such transactions with any Derivatives Counterparties, being herein called “Restricted Payments”).

9.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except :

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) loans and advances by any Loan Party to another Loan Party to support the ordinary business practices of the Loan Parties; provided that any such loans and advances are otherwise permitted to be incurred pursuant to Section 9.2; and

(d) any Permitted Acquisition.

9.9 Limitation on Optional Payments and Modifications of Agreements. (a) Make any optional payment or prepayment on or redemption or purchase of any Indebtedness (other than the Loans), (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon), or (c) amend the subordination provisions of any Subordinated Indebtedness.

9.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of such Borrower’s or such other Loan Party’s business and (c) upon fair and reasonable terms no less favorable to such Borrower or such Loan Party, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

9.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by such Borrower or any other Loan Party of real or personal property which has been or is to be sold or transferred by such Borrower or such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower or such Loan Party.

9.12 Limitation on Changes in Fiscal Year. Permit the fiscal year of such Borrower to end on a day other than December 31.

9.13 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than (a) this Agreement, (b) any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), or (c) the loan documents related to the MC24 Obligations which prohibits or limits the ability of such Borrower or any of the other Loan Parties to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

9.14 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses (a) in which such Borrower and the other Loan Parties are (i) engaged on the date of this Agreement or (ii) in the case of MC24, shall engage in as a result of the MC24 Acquisition or (b) which are of the same general type as the business now conducted by such Borrower or any other Loan Party.

9.15 Governing Documents. Amend its certificate of incorporation or management agreement, as the case may be (except to increase the number of authorized shares of common stock or membership units, respectively), partnership agreement or management agreement, as the case may be, or other Governing Documents, without the prior written consent of the Lender, which shall not be unreasonably withheld or delayed.

9.16 Limitation on Subsidiary Formation. Form any Subsidiaries unless, immediately upon the formation of such Subsidiary, all requirements of Section 8.11 shall have been satisfied.

9.17 Limitation on Securities Issuances. (A) Except as disclosed to the Lender, permit any Subsidiary to issue any shares of Capital Stock that are not “certificated securities” (as defined in § 8-102 of the Uniform Commercial Code as in effect in the State of New York on the date hereof) and are not pledged to the Lender pursuant to the Pledge Agreement or (B) issue or permit any Subsidiary to issue any shares of preferred stock.

SECTION 10. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) (i) The Borrowers shall fail to pay any principal of Term Loan when due in accordance with the terms thereof or hereof ; (ii) the Borrowers shall fail to pay any principal of

-41-.

Revolving Credit Loan when due in accordance with the terms thereof or hereof and such failure shall remain uncured for two Business Days after notice by the Lender; or (iii) the Borrowers shall fail to pay any interest on any Loan, or any Loan Party shall fail to pay any other amount payable hereunder or under the other Loan Documents, in each case with respect to this clause within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof and such failure shall in each case remain uncured for two Business Days after notice by the Lender; or

(b) Any representation or warranty made or deemed made by either Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Either Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in Section 9 of this Agreement, Section 11 of the Corporate Guarantee, Section 5 of the Pledge Agreement, or Section 5 of the Security Agreement and such failure, to the extent such default is amenable to cure, shall remain uncured for five Business Days after notice by the Lender; or

(d) Either Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 25 days and, to the extent such default is amenable to cure, such failure shall remain uncured for five Business Days after notice by the Lender; or

(e) Either Borrower or any of the other Loan Parties shall (i) default in any payment of principal of or interest on any of the MC24 Obligations, or any other Indebtedness (other than the Loans), or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such MC24 Obligations, Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and/or Guarantee Obligations in respect of which such default or defaults shall have occurred is at least $500,000, provided that such amount limitation shall not be applicable to the MC24 Obligations; or (ii) default in the observance or performance of any other agreement or condition relating to any of the MC24 Obligations, or any other such Indebtedness or Guarantee Obligation, if the aggregate amount of the Indebtedness and/or Guarantee Obligations in respect of which such default or defaults shall have occurred is at least $500,000, provided that such amount limitation shall not be applicable to the MC24 Obligations, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of any of the MC24 Obligations, or any other such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, the MC24 Obligations or such other Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

(f) (i) Either Borrower or any of its Subsidiaries or any of the other Loan Parties shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or either

Borrower or any of the other Loan Parties shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against either Borrower or any of the other Loan Parties any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 75 days; or (iii) there shall be commenced against either Borrower or any of the other Loan Parties any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 75 days from the entry thereof; or (iv) either Borrower or any of the other Loan Parties shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) either Borrower or any of the other Loan Parties shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) either Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, involve an aggregate amount in excess of $250,000 and such failure shall remain uncured for five Business Days after notice by the Lender; or

(h) One or more judgments or decrees shall be entered against either Borrower or any of the other Loan Parties involving in the aggregate a liability (not paid or fully covered by insurance) of $250,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 75 days from the entry thereof; or

(i) (i) Any of the Security Documents shall cease, for any reason other than those caused by the Lender, to be in full force and effect, or either Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) The Corporate Guarantee shall cease, for any reason, other than those caused by the Lender, to be in full force and effect or any Guarantor shall so assert; or

(k) Any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to either Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Lender may, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) the Lender may, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Lender may, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Borrowers hereunder or thereunder or (b) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon each Borrower, the Lender, and all future holders of the Loans. In the case of any waiver, the Borrowers and the Lender shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	MCEI, LLC
MCEV, LLC
132 West 31st Street,
New York, New York 10001
Attention: Allyson Vanderford
Telephone: (310) 765-4656
Fax: (310) 765-4677

with a copy (which shall not constitute notice) to:
Bingham McCutchen
355 South Grand Avenue, Suite 440
Los Angeles, CA 90071
Attention: Cynthia Dunnett
Telephone: (213) 229-8526
Fax: (213) 680-6499

The Lender:	Amalgamated Bank
15 Union Square
New York, New York 10003
Attention: J. Bruce Meredith
Telephone: (212) 462-3756
Fax: (212) 462-3713

with a copy to:	Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, NC 28202-1689
Attention: Chris McDermott
Telephone: (704) 348-5100
Fax: (704) 348-5200

provided that any notice, request or demand to or upon the Lender pursuant to Section 2.2, 3.2, 3.4, 5.5 and 5.6, shall not be effective until received.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5 Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Lender for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Lender, (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to the Lender, (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold the Lender, and each of their respective officers, employees, directors, trustees, agents, advisors, affiliates and controlling persons (each, an “Indemnitee”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of either Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent such Indemnified Liabilities are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) legal proceedings commenced against an Indemnitee by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lender, and their respective successors and assigns, except that the Borrowers may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender (and any purported such assignment or transfer by the Borrowers without such consent of the Lender shall be null and void).

(b) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section do not prohibit the Lender from assigning or participating any interests in the Loans, or the Loan Documents, and in particular do not prohibit the Lender from creating security interests to secure its obligations, including, without limitation, any pledge or assignment by the Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law; provided that no such pledge or security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

11.7 Set-off. In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. The Lender agrees promptly to notify the Borrowers after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Lender.

11.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12 Submission to Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 11.2 or at such other address of which the Lender shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) the Lender does not have any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between such Borrower and the other Loan Parties, on one hand, and the Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among such Borrower and the Lender.

11.14 WAIVERS OF JURY TRIAL. EACH BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.15 Confidentiality. The Lender agrees to keep confidential all non-public information provided to it by the Borrowers pursuant to this Agreement that is designated by the Borrowers in writing as confidential; provided that nothing herein shall prevent the Lender from disclosing any such information (i) to any transferee, or to any actual or prospective counterparty (or its advisors) to any swap, credit derivative or other derivative transaction relating to either Borrower and its obligations, which in any such case agrees to comply with the provisions of this Section 11.15, (ii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iii) upon the request or demand of any examiner or other Governmental Authority having jurisdiction over the Lender, (iv) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, or (vii) to the National Association of Insurance Commissioners or any other similar organization. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, all persons may disclose to any and all persons, without limitation of any kind, the federal income tax treatment or structure of the Loans and other Obligations, any fact relevant to understanding the federal tax treatment or structure of the Loans and other Obligations, and all materials of any kind (including opinions or other tax analyses) relating to such federal tax treatment or structure.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MCEI, LLC, as Borrower
By: MERISEL AMERICAS, INC., as Sole Member

By:
Name:
Title:

MCEV, LLC, as Borrower
By: MERISEL AMERICAS, INC., as Sole Member

By:
Name:
Title:

MERISEL, INC., as Corporate Guarantor

By:
Name:
Title:

MERISEL AMERICAS, INC., as Corporate Guarantor

By:
Name:
Title:

MC24, LLC, as Corporate Guarantor
By: MERISEL AMERICAS, INC., as Sole Member

By:
Name:
Title:

Credit Agreement: Signature Page

AMALGAMATED BANK, as Lender

By:
Name:
Title:

Credit Agreement: Signature Page

Annex I

FORM OF NOTICE OF BORROWING

[Date]

Amalgamated Bank, as Lender

15 Union Square

New York, New York 10003

Attention: J. Bruce Meredith

Re:	MCEI, LLC and MCEV, LLC

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to [Section 2.2 (with respect to Term Loans)] [Section 3.2 (with respect to Revolving Credit Loans)] of the Credit Agreement, dated as of March 1, 2005 (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”) among MCEI, LLC, a Delaware limited liability company (“MCEI”), and MCEV, LLC, a Delaware limited liability company (“MCEV”; each of MCEI and MCEV, herein referred to as a “Borrower” and, collectively, as the “Borrowers”), Merisel, Inc., a Delaware corporation (“Merisel”), Merisel Americas, Inc., a Delaware corporation (“Merisel Americas”) and MC24, LLC, a Delaware limited liability company (“MC24”; each of Merisel, Merisel Americas and MC24, a “Corporate Guarantor” and, collectively, the “Corporate Guarantors”), and AMALGAMATED BANK, as Lender (the “Lender”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

The Borrowers hereby request that a [Term][Revolving Credit] Loan be made in the aggregate principal amount of $[            ] on [                     , 200    ].

The Borrowers hereby acknowledge that, pursuant to Section 7.2 of the Credit Agreement, each of the delivery of this Notice of Borrowing and the acceptance by the Borrowers of the proceeds of the Loans requested hereby constitute a representation and warranty by each Borrower that, on and as of the date of such Loans, and immediately before and after giving effect thereto and to the application of the proceeds therefrom, all the representations and warranties made by such Borrower and the other Loan Parties made in or pursuant to the other Loan Documents are true and correct in all material respects (except for representations and warranties which by their terms relate to an earlier date).

Each Borrower agrees that if prior to the time of the borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Lender. Except to the extent, if any, that prior to the time of the borrowing requested hereby the Lender shall receive written notice to the contrary from the Borrowers, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such borrowing as if then made.

[Signature page follows]

Annex I-1

The Borrowers have caused this Notice of Borrowing to be executed and delivered, and the certification and warranties contained herein to be made, by its Chief Financial Officer this      day of             , 20    .

MCEI, LLC

By:
Name:
Title:

MCEV, LLC

By:
Name:
Title:

Annex I-2

Annex II

[Reserved].

Annex II-1

Annex III

FORM OF NOTICE OF PREPAYMENT

[Date]

Amalgamated Bank, as Lender

15 Union Square

New York, New York 10003

Attention: J. Bruce Meredith

Re:	MCEI, LLC and MCEV, LLC

Ladies and Gentlemen:

This Notice of Prepayment is delivered to you pursuant to Section 5.5 of the Credit Agreement, dated as of March 1, 2005 (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”) among MCEI, LLC, a Delaware limited liability company (“MCEI”), and MCEV, LLC, a Delaware limited liability company (“MCEV”; each of MCEI and MCEV, herein referred to as a “Borrower” and, collectively, as the “Borrowers”), Merisel, Inc., a Delaware corporation (“Merisel”), Merisel Americas, Inc., a Delaware corporation (“Merisel Americas”) and MC24, LLC, a Delaware limited liability company (“MC24”; each of Merisel, Merisel Americas and MC24, a “Corporate Guarantor” and, collectively, the “Corporate Guarantors”), and AMALGAMATED BANK, as Lender (the “Lender”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

The Borrowers hereby irrevocably notify the Lender that the Borrowers shall prepay [Term][Revolving Credit] Loans, on             , 20    , in aggregate principal amount[s] of $[            ] of [Term][Revolving] Loans outstanding.

[Signature page follows]

Annex III-1

The Borrowers have caused this Notice of Prepayment to be executed and delivered, and the certification and warranties contained herein to be made, by its Chief Financial Officer this      day of             , 20    .

MCEI, LLC

By:
Name:
Title:

MCEV, LLC

By:
Name:
Title:

Annex III-2